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                                                                   EXHIBIT 99.5


                      NON-QUALIFIED STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT ("Agreement") is entered into as of this 24th day of April, 1996 by and between OPTIMUMCARE CORPORATION, a Delaware corporation ("Corporation"), and MARGARET M. MINNICK ("Optionee").

                                A G R E E M E N T

         It is hereby agreed as follows:

         1. GRANT OF OPTIONS. The Corporation hereby grants to Optionee, options ("Options") to purchase all or any part of Thirty-Three Thousand (33,000) Shares, upon and subject to the terms and conditions set forth herein.

         2. OPTION PERIOD. The Options shall be exercisable at any time during the period commencing on the following dates (subject to the provisions of Section 10) and expiring on the following dates:

         Number of Options         Exercisable Effective         Expiration Date
         -----------------         ---------------------         ---------------
              6,660                   April 24, 1997             April 23, 2001
              6,660                   April 24, 1998             April 23, 2001
              6,660                   April 24, 1999             April 23, 2001
              6,660                   April 24, 2000             April 23, 2001
              6,660                   April 24, 2001             April 23, 2002

         3. METHOD OF EXERCISE. The Options shall be exercisable by Optionee by giving written notice to the Corporation of the election to purchase and of the number of

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Shares Optionee elects to purchase, such notice to be accompanied by such other executed instruments or documents as may be required by the Corporation pursuant to this Agreement. Optionee shall at the time of such exercise tender the purchase price of the Shares Optionee has elected to purchase. Optionee may purchase less than the total number of Shares for which the Option is exercisable, provided that a partial exercise of an Option may not be for less than One Hundred (100) Shares. If Optionee shall not purchase all of the Shares which Optionee is entitled to purchase under the Options, Optionee's right to purchase the remaining unpurchased Shares shall continue until expiration of the Options. The Options shall be exercisable with respect of whole Shares only, and fractional Share interests shall be disregarded.

         4. AMOUNT OF PURCHASE PRICE. The purchase price per Share for each Share which Optionee is entitled to purchase under the Options shall be $.92 per Share, which is eighty five percent (85%) of the fair market value per share on the date of the grant of the Options as determined in good faith by the Board of Directors of the Corporation.

         5. PAYMENT OF PURCHASE PRICE. At the time of Optionee's notice of exercise of the Options, Optionee shall tender in cash or by certified or bank cashier's check payable to the Corporation, the purchase price for all Shares then being purchased.

         6. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. As used herein, the term "Adjustment Event" means an event pursuant to which the outstanding Shares of the Corporation are increased, decreased or changed into, or exchanged for a different number

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or kind of shares or securities, without receipt of consideration by the
Corporation, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise. Upon the occurrence of an Adjustment Event, (i) appropriate and proportionate adjustments shall be made to the number and kind and exercise price for the shares subject to the Options, and (ii) appropriate amendments to this Agreement shall be executed by the Corporation and Optionee if the Corporation determines that such an amendment is necessary or desirable to reflect such adjustments. The determination by the Corporation as to what adjustments, amendments or arrangements shall be made pursuant to this Section 6, and the extent thereof, shall be final and conclusive. No fractional Shares shall be issued on account of any such adjustment or arrangement.

         7. NO RIGHTS TO CONTINUED RELATIONSHIP. Nothing contained in this Agreement shall obligate the Corporation to have any relationship with Optionee for any period or interfere in any way with the right of the Corporation to terminate the relationship with Optionee at any time.

         8. TIME OF GRANTING OPTIONS. The time the Options shall be deemed granted, sometimes referred to herein as the "date of grant," shall be April 18, 1996.

         9. PRIVILEGES OF STOCK OWNERSHIP. Optionee shall not be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to Optionee. No Shares shall be purchased upon the exercise of any Options unless and until, in the opinion of the Corporation's counsel, any then applicable requirements of any laws,

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or governmental or regulatory agencies having jurisdiction, and of any exchanges upon which the stock of the Corporation may be listed shall have been fully complied with.

         10. SECURITIES LAWS COMPLIANCE. The Corporation will diligently endeavor to comply with all applicable securities laws before any stock is issued pursuant to the Options. Without limiting the generality of the foregoing, the Corporation may require from the Optionee such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Optionee agree that any sale of the Shares will be made only in such manner as is permitted by the Corporation. The Corporation shall cause the Shares underlying the Options to be registered under the Securities Act of 1933 as amended by filing a Form S-8 Registration Statement (or other applicable form) covering the Options and the Shares underlying the Options. Optionee shall take any action reasonably requested by the Corporation in connection with registration or qualification of the Shares under federal or state securities laws.

         11. SHARES SUBJECT TO LEGEND. If deemed necessary by the Corporation's counsel, all certificates issued to represent Shares purchased upon exercise of the Options shall bear such appropriate legend conditions as counsel for the Corporation shall require.

         12. COMPLIANCE WITH APPLICABLE LAWS. THE CORPORATION'S OBLIGATION TO ISSUE SHARES OF ITS COMMON STOCK UPON EXERCISE OF THE OPTIONS IS EXPRESSLY CONDITIONED UPON THE COMPLETION BY THE CORPORATION OF ANY REGISTRATION OR OTHER QUALIFICATION OF SUCH

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SHARES UNDER ANY STATE AND/OR FEDERAL LAW OR RULINGS OR REGULATIONS OF ANY
GOVERNMENTAL REGULATORY BODY, OR THE MAKING OF SUCH INVESTMENT REPRESENTATIONS OR OTHER REPRESENTATIONS AND UNDERTAKINGS BY THE OPTIONEE OR ANY PERSON ENTITLED TO EXERCISE THE OPTION IN ORDER TO COMPLY WITH THE REQUIREMENTS OF ANY EXEMPTION FROM ANY SUCH REGISTRATION OR OTHER QUALIFICATION OF SUCH SHARES WHICH THE CORPORATION SHALL, IN ITS SOLE DISCRETION, DEEM NECESSARY OR ADVISABLE. SUCH REQUIRED REPRESENTATIONS AND UNDERTAKINGS MAY INCLUDE REPRESENTATIONS AND AGREEMENTS THAT THE OPTIONEE OR ANY PERSON ENTITLED TO EXERCISE THE OPTION (i) IS NOT PURCHASING SUCH SHARES FOR DISTRIBUTION AND (ii) AGREES TO HAVE PLACED UPON THE FACE AND REVERSE OF ANY CERTIFICATES A LEGEND SETTING FORTH ANY REPRESENTATIONS AND UNDERTAKINGS WHICH HAVE BEEN GIVEN TO THE CORPORATION OR A REFERENCE THERETO.

         13. MISCELLANEOUS.

                  13.1 Binding Effect. This Agreement shall bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties.

                  13.2 Further Acts. Each party agrees to perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement.

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                  13.3 Amendment. This Agreement may be amended at any time by the written agreement of the Corporation and the Optionee.

                  13.4 Syntax. Throughout this Agreement, whenever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders. The headings and captions of the various Sections hereof are for convenience only and they shall not limit, expand or otherwise affect the construction or interpretation of this Agreement.

                  13.5 Choice of Law. The parties hereby agree that this Agreement has been executed and delivered in the State of California and shall be construed, enforced and governed by the laws thereof. This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties and the parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.

                  13.6 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

                  13.7 Notices. All notices, requests, demands, and other communications given, or required to be given pursuant to the terms of this Agreement shall be in writing and may be delivered in person (by hand, messenger, or other confirmable form of

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delivery), or be sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or by Federal Express or other nationally recognized overnight courier service, addressed as follows, or by facsimile transmission, to the following respective numbers, followed by a copy being delivered in person, by mail, or by overnight courtier as specified herein:

                  If to Optionee:           Margaret M. Minnick
                                            531 Vallombrosa
                                            Pasadena, CA  91107


                  If to Corporation:        OptimumCare Corporation
                                            30011 Ivy Glenn Drive, Suite 219
                                            Laguna Niguel, California  92677


Either party may, by written notice to the other, specify a different address or numbers for notice purposes. Any notice sent to the party to whom it is addressed in accordance with this paragraph will be deemed to have been given
(i) when received, if personally delivered; (ii) if sent by registered or certified mail, return receipt requested, upon the date of delivery shown on the receipt card, or if no date is shown, the postmark thereon; (iii) if sent via Federal Express or other nationally recognized overnight courier, one (1) business day after deposit with such overnight courier; or (iv) if sent by facsimile transmission, on the day on which it is sent, if receipt of transmission is confirmed by telephone. If notice is received on a Saturday, Sunday or legal holiday, it will be deemed to have been given and received on the next following business day.

                  13.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement

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supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                  13.9 Attorneys' Fees. In the event that any party to this Agreement institutes any action or proceeding, including, but not limited to, litigation or arbitration, to preserve, to protect or to enforce any right or benefit created by or granted under this Agreement, the prevailing party in each respective such action or proceeding shall be entitled, in addition to any and all other relief granted by a court or other tribunal or body, as may be appropriate, to an award in such action or proceeding of that sum of money which represents the attorneys' fees reasonably incurred by the prevailing party therein in filing or otherwise instituting and in prosecuting or otherwise pursuing or defending such action or proceeding, and, additionally, the attorneys' fees reasonably incurred by such prevailing party in negotiating any and all matters underlying such action or proceeding and in preparation for instituting or defending such action or proceeding.

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               IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

                                            "CORPORATION"

                                            OPTIMUMCARE CORPORATION,
                                            a Delaware corporation



                                            By: /s/ Edward A. Johnson
                                               --------------------------------
                                               Edward A. Johnson, President



                                            "OPTIONEE"

                                            /s/ Margaret M. Minnick
                                            -----------------------------------
                                            MARGARET M. MINNICK

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